Exhibit 99.1
Orion Energy Systems, Inc. Announces Fiscal 2012 First Quarter Results
MANITOWOC, Wis. — August 4, 2011 (BUSINESS WIRE) Orion Energy Systems, Inc. (NYSE Amex: OESX), a leading power technology enterprise, announced today its financial results for its fiscal 2012 first quarter ended June 30, 2011.
First Quarter of Fiscal 2012
For the first quarter of fiscal 2012, Orion reported revenues of $22.8 million, a 34% increase compared to $17.0 million for the first quarter of fiscal 2011.
Total backlog at the end of the first quarter of fiscal 2012 was $11.6 million compared to $3.6 million at the end of the fiscal 2011 first quarter and $7.8 million at the end of the fourth quarter of fiscal 2011.
For the first quarter of fiscal 2012, the Company reported a net loss of $(0.2) million, or $(0.01) per share. For the first quarter of fiscal 2011, the Company’s net loss was $(0.5) million, or $(0.02) per share.
Due to the recently completed restatement of the Company’s financial statements resulting from the change to sales-type capital lease treatment of its OTA contracts, the Company will no longer provide contracted revenues. The Company believes that contracted revenues can still be determined based upon the quarterly GAAP revenue reported plus or minus the change in order backlog from the prior reporting period.
Key Business Highlights
During the first quarter of fiscal 2012:
•	Orion increased the number of facilities retrofitted with its Compact Modular high-intensity fluorescent lighting technology to 7,097 as of the end of the fiscal 2012 first quarter (compared to 6,807 as of the end of the fourth quarter of fiscal 2011), representing 1.1 billion square feet of installed facilities.
•	Total deployments of the Company’s InteLite® wireless controls increased to 637 customer locations, consisting of 78,564 dynamic control devices (or transceivers) and 580 control panels (compared to 72,526 transceivers and 573 control panels as of the end of the fourth quarter of fiscal 2011). The deployments represent 35.4 million square feet of installed facilities as of the end of the first quarter of fiscal 2012 (compared to 32.6 million square feet as of the end of the fourth quarter of fiscal 2011).
•	Total Apollo® solar light pipes installed increased to 12,602 total units (compared to 11,787 total units as of the end of the fourth quarter 2011), representing 5.7 million square feet of installed facilities as of the end of the first quarter of fiscal 2012

(compared to 5.3 million square feet of installed facilities as of the end of the fourth quarter of fiscal 2011).
•	In June 2011, Orion completed a $2.8 million round of OTA debt funding. The completed debt agreement represents the third individual tranche of funding secured for financing OTA contracts during the past twelve months. The Company now has multiple sources to finance its OTA contracts.
•	Orion completed its financial restatement related to the reclassification of OTA finance contracts as sales-type capital lease contracts. The resulting restatement from operating leases to sales-type leases resulted in incremental revenues of $2.7 million for fiscal 2010 and $2.8 million for fiscal 2011. Earnings per share improved by $0.03 for fiscal 2010 and $0.02 for fiscal 2011. The Company also completed the filing of its fiscal 2011 Form 10-K and its amended 10-Qs for fiscal 2010 and 2011, thereby regaining full SEC reporting compliance.
Neal Verfuerth, Chief Executive Officer of Orion commented, “We are pleased to report a strong first quarter, with double-digit revenue growth versus our prior year first quarter and an improving bottom line. Our first quarter fiscal 2012 results continued to demonstrate the execution in our sales channels. Our pipeline of our technology and service projects continues to build and we are increasingly encouraged by the interest in energy efficiency projects being shown by our customer base and the utility industry.” Continued Mr. Verfuerth, “Our investments in sales and marketing initiatives are gaining traction and should allow us to capitalize on our growth opportunities for the remainder of this fiscal year and beyond.”
Fiscal 2012 Outlook
For fiscal 2012, the Company reaffirms its previously provided annual guidance and expects GAAP revenue to be between $112 million and $118 million. The Company’s expectation of GAAP earnings per share for fiscal 2012 is between $0.18 and $0.22 per diluted share.
The Company currently expects the forecasted ranges for other key financial-statement line items and metrics for fiscal 2012 to be as follows:
•	Gross margin — 33.2% to 35.2%
•	Operating margin — 7.0% to 8.0%
•	Effective tax rate — approximately 40.0%
•	Diluted share count — 23.9 to 24.7 million
•	Capital spending (excluding OTA contract financing) — $2.5 to $3.0 million
•	Depreciation and amortization — $3.6 to $4.1 million
•	Stock-based compensation expense — $1.7 to $2.1 million
The above guidance is based on the Company’s current expectations. These statements are forward-looking and actual results may differ materially. The Company assumes no obligation to publicly update or revise its outlook. Investors are reminded that actual results may differ, and may differ materially, from these estimates for the reasons described below under the caption “Safe Harbor Statement” and in the Company’s filings with the Securities and Exchange Commission.
Cash, Debt and Liquidity Position
Orion had $12.6 million in cash and cash equivalents and $1.0 million in short-term investments as of June 30, 2011, compared to $11.6 million and $1.0 million, respectively, as of March 31, 2011. Total short and long-term debt was $7.9 million as of June 30, 2011, compared to $5.4 million as of March 31, 2011. There were no borrowings outstanding under the Company’s revolving credit facility as of June 30, 2011, which has an availability of $13.3 million.
Supplemental Information
In conjunction with this press release, Orion has posted supplemental information on its website which further discusses the financial performance of the Company for the three months ended June 30, 2011. The purpose of the supplemental information is to provide further discussion and analysis of the Company’s financial results for the first quarter of fiscal year 2012. The supplemental information can be found in the Investor Relations section of Orion’s Web site at http://investor.oriones.com/events.cfm.
Conference Call
Orion will host a conference call on Thursday, August 4, 2011 at 5:00 p.m. Eastern (4:00 p.m. Central/2:00 p.m. Pacific) to discuss details regarding its fiscal 2012 first quarter performance. Domestic callers may access the earnings conference call by dialing 877-754-5294 (international callers, dial 678-894-3013). Investors and other interested parties may also go to the Investor Relations section of Orion’s Web site at http://investor.oriones.com/events.cfm for a live webcast of the conference call. To ensure a timely connection, it is recommended that users register at least 15 minutes prior to the webcast.
About Orion Energy Systems
Orion Energy Systems, Inc. (NYSE Amex: OESX) is a leading power technology enterprise that designs, manufactures and deploys energy management systems — consisting primarily of high-performance, energy efficient lighting platforms, intelligent wireless control systems and direct renewable solar technology for commercial and industrial customers — without compromising their quantity or quality of light. Since December 2001, Orion’s technology has benefitted its customers and the environment by reducing its customers:
•	Energy demand by 658,016 kilowatts, or 16.7 billion kilowatt-hours;
•	Energy costs by approximately $1.3 billion; and

•	Indirect carbon dioxide emission by 10.8 million tons.
Safe Harbor Statement
Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe the Company’s financial guidance or future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) deterioration of market conditions, including customer capital expenditure budgets; (ii) our ability to compete and execute our growth strategy in a highly competitive market and our ability to respond successfully to market competition; (iii) increasing duration of customer sales cycles; (iv) the market acceptance of our products and services, including increasing customer preference to purchase our products through our Orion Throughput Agreements, or OTAs, rather than through cash purchases; (v) our ability to effectively manage the credit risk associated with our increasing reliance on OTA contracts; (vi) price fluctuations, shortages or interruptions of component supplies and raw materials used to manufacture our products; (vii) loss of one or more key employees, customers or suppliers, including key contacts at such customers; (viii) our ability to effectively manage our product inventory to provide our products to customers on a timely basis; (ix) the increasing relative volume of our product sales through our wholesale channel; (x) a reduction in the price of electricity; (xi) the cost to comply with, and the effects of, any current and future government regulations, laws and policies; (xii) increased competition from government subsidies and utility incentive programs; (xiii) dependence on customers’ capital budgets for sales of products and services; (xiv) our development of, and participation in, new product and technology offerings or applications; the availability of additional debt financing and/or equity capital; (xv) legal proceedings; and (xvi) potential warranty claims. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and Orion undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.oesx.com in the Investor Relations section of our Web site.

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Three Months Ended June 30,
	2010	2011
	(As Restated)
Product revenue	$15,758	$21,679
Service revenue	1,219	1,095

Total revenue	16,977	22,774

Cost of product revenue	10,307	15,004
Cost of service revenue	917	734

Total cost of revenue	11,224	15,738

Gross profit	5,753	7,036

Operating expenses:
General and administrative	2,945	3,076
Sales and marketing	3,590	3,768
Research and development	610	622

Total operating expenses	7,145	7,466

Loss from operations	(1,392)	(430)

Other income (expense):
Interest expense	(70)	(87)
Interest income	93	154

Total other income	23	67

Loss before income tax	(1,369)	(363)

Income tax benefit	(833)	(144)

Net loss	$(536)	$(219)

Basic net loss per share	$(0.02)	$(0.01)
Weighted-average common shares outstanding	22,523,107	22,921,436
Diluted net loss per share	$(0.02)	$(0.01)
Weighted-average common shares outstanding	22,523,107	22,921,436
     The following amounts of stock-based compensation were recorded (in thousands):

	Three Months Ended June 30,
	2010	2011
Cost of product revenue	$36	$42
General and administrative	98	157
Sales and marketing	109	148
Research and development	5	5

Total	$248	$352

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	June 30,
	2011	2011
Assets
Cash and cash equivalents	$11,560	$12,557
Short-term investments	1,011	1,012
Accounts receivable, net of allowances of $436 and $491	27,618	29,920
Inventories, net	29,507	32,174
Deferred tax assets	947	1,179
Prepaid expenses and other current assets	2,499	2,206

Total current assets	73,142	79,048

Property and equipment, net	30,017	30,126
Patents and licenses, net	1,620	1,631
Long-term accounts receivable	6,030	7,985
Deferred tax assets	2,112	2,305
Other long-term assets	2,069	2,033

Total assets	$114,990	$123,128

Liabilities and Shareholders’ Equity
Accounts payable	$12,479	$16,553
Accrued expenses and other	2,324	2,544
Deferred revenue, current	262	1,242
Current maturities of long-term debt	1,137	1,855

Total current liabilities	16,202	22,194

Long-term debt, less current maturities	4,225	6,076
Deferred revenue, long-term	1,777	1,665
Other long-term liabilities	399	400

Total liabilities	22,603	30,335

Additional paid-in capital	124,805	125,426
Treasury stock	(31,708)	(31,671)
Shareholder notes receivable	(193)	(226)
Accumulated deficit	(517)	(736)

Total shareholders’ equity	92,387	92,793

Total liabilities and shareholders’ equity	$114,990	$123,128

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended June 30,
	2010	2011
	(As Restated)
Operating activities
Net loss	$(536)	$(219)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	762	927
Stock-based compensation expense	248	352
Deferred income tax benefit	(776)	(424)
Change in allowance for notes and accounts receivable	(47)	55
Other	19	13
Changes in operating assets and liabilities:
Accounts receivable, current and long-term	3,143	(4,312)
Inventories	(4,036)	(2,667)
Prepaid expenses and other assets	(3,215)	316
Deferred revenue, current and long-term	—	868
Accounts payable	(1,309)	4,074
Accrued expenses	(533)	220

Net cash used in operating activities	(6,280)	(797)

Investing activities
Purchase of property and equipment	(582)	(983)
Purchase of property and equipment leased to customers under operating leases	(4)	(3)
Purchase of short-term investments	(7)	(1)
Additions to patents and licenses	(35)	(45)
Long-term investments	(206)	—
Proceeds from disposal of equipment	—	1

Net cash used in investing activities	(834)	(1,031)

Financing activities
Payment of long-term debt	(133)	(262)
Proceeds from long-term debt	—	2,831
Proceeds from shareholder notes	—	2
Excess tax benefits from stock-based compensation	—	159
Deferred financing costs and offering costs	(57)	(3)
Proceeds from issuance of common stock	136	98

Net cash (used in) provided by financing activities	(54)	2,825

Net (decrease) increase in cash and cash equivalents	(7,168)	997
Cash and cash equivalents at beginning of period	23,364	11,560

Cash and cash equivalents at end of period	$16,196	$12,557

Investor Relations Contact
Scott Jensen
Chief Financial Officer
Orion Energy Systems
(920) 892-5454
sjensen@oesx.com